Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the following Registration Statements and Amendments in effect of our reports dated February 27, 2008, with respect to the consolidated balance sheet of Nortel Networks Limited as of December 31, 2007, and the related consolidated statements of operations, changes in equity and comprehensive income (loss) and cash flows for the year then ended, and the related consolidated financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 Annual Report on Form 10-K of Nortel Networks Limited:
•	Registration Statement on Form S-8 and all Post-Effective Amendments thereto (Nortel Networks U.S. Deferred Compensation Plan) (333-11558)

•	Registration Statement on Form S-3 and all Post-Effective Amendments thereto
(Common Shares, Preferred Shares, Debt Securities, Guarantees,
Warrants to Purchase Equity Securities, Warrants to Purchase Debt Securities,
Share Purchase Contracts, Share Purchase or Equity Units of Nortel Networks Corporation and
Guaranteed Debt Securities of Nortel Networks Limited)
(333-88164)

•	Registration Statement on Form S-4 and all Amendments thereto
(Nortel Networks Limited Offers to Exchange:
$450,000,000 principal amount of 10.75% Senior Notes due 2016
$550,000,000 principal amount of 10.125% Senior Notes due 2013
$1,000,000,000 principal amount of Floating Rate Senior Notes due 2011)
(333-145972)

•	Registration Statement on Form S-3 and all Amendments thereto
(Nortel Networks Corporation Proposed Sale to Public of:
$575,000,000 1.75% Convertible Senior Notes Due 2012
$575,000,000 2.125% Convertible Senior Notes Due 2014
35,937,500 Common Shares of Nortel Networks Corporation)
(333-146273)
/s/  KPMG LLP
Chartered Accountants, Licensed Public Accountants
Toronto, Canada
February 27, 2008